Exhibit 99.1

Virtu Announces Closing of Initial Public Offering Including Exercise in Full of Option to Purchase Additional Shares

NEW YORK April 21, 2015 — Virtu Financial, Inc. (“Virtu Financial”) (NASDAQ: VIRT), a technology enabled global market maker, announced today that it has closed its initial public offering. The closing included an additional 2,479,840 shares sold to the underwriters pursuant to their option to purchase additional shares.  The total number of shares sold was 19,012,112, and the total gross proceeds of the offering were $361,230,128. All of the shares were sold by Virtu Financial.

Virtu Financial’s Class A Common Stock began trading on The NASDAQ Stock Market on April 16, 2015, under the symbol “VIRT”.

Virtu Financial has used $277,153,031 of the net proceeds from the offering to purchase shares of its Class A common stock and common units in Virtu Financial LLC (and paired shares of Virtu Financial’s Class C common stock) from certain of its pre-IPO equityholders, including affiliates of Silver Lake Partners and certain of its employees. Virtu Financial has contributed the remaining $58,790,988 of net proceeds to Virtu Financial LLC, which will be used by Virtu Financial LLC for working capital and general corporate purposes, which may include financing growth.

Goldman, Sachs & Co., J.P. Morgan and Sandler O’Neill + Partners, L.P. acted as lead joint bookrunners for the offering. BMO Capital Markets, Citigroup, Credit Suisse, Evercore ISI and UBS Investment Bank acted as book-running managers for the offering. Academy Securities, CIBC and Rosenblatt Securities are acting as co-managers for the offering.

The offering was made only by means of a prospectus. A copy of the final prospectus related to the offering may be obtained from Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, New York 10282, via telephone: 1-866-471-2526 or via email: prospectus-ny@ny.email.gs.com; J.P. Morgan, Attention: Prospectus Department, 1155 Long Island Avenue, Edgewood, NY 11717, via telephone: 866-803-9204; and Sandler O’Neill + Partners, L.P. via telephone: 1-866-805-4128.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to Virtu Financial’s operations and business environment, market conditions and other factors, some of which are difficult to predict and many of which are beyond Virtu Financial’s control.

Contact:

Investor Relations Contact:

Andrew Smith

Virtu Financial LLC

(212) 418-0195

investor_relations@virtufinancial.com

Media Relations Contact:

Alan Sobba

Virtu Financial LLC

(202) 256-3001

asobba@virtu.com